Exhibit 99.1

PDL BioPharma Completes Royalty Transaction with ARIAD Pharmaceuticals

INCLINE VILLAGE, Nev., July 29, 2015 -- PDL BioPharma, Inc. (NASDAQ: PDLI) today announced that it has entered into a revenue interest assignment agreement (the “Agreement”) in which it has agreed to provide ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) with up to $200 million in revenue interest financing in exchange for royalties on the net revenues of Iclusig® (ponatinib). Funding of the first $100 million will be made in two tranches of $50 million each, with the initial amount having already been funded on the closing date of the agreement and an additional $50 million to be funded on the 12-month anniversary of the closing date. In addition, ARIAD has an option to draw up to an additional $100 million at any time between the sixth and twelfth month anniversaries of the closing date.

PDL will initially receive 2.5% of the worldwide net revenues of Iclusig until the one year anniversary of the closing date, at which time the royalty increases to 5.0% of the worldwide net revenues of Iclusig and remains until December 31, 2018. Beginning January 1, 2019 and thereafter, the royalty rate will increase to 6.5%, subject to an additional increase to 7.5% if PDL’s funding exceeds $150 million. If PDL does not receive payments equal to or greater than the total amount funded on or before the fifth anniversary of each of the respective fundings, ARIAD will pay PDL the difference between the amounts funded by PDL and the amounts paid to such date. PDL has a put option based upon certain events and ARIAD has a call option to repurchase the revenue interest at any time. Both the put and call prices have been pre-determined.

“We are extremely pleased to be able to structure a flexible, customized financial agreement that provides ARIAD with capital to support its key products,” stated John P. McLaughlin, president and chief executive officer of PDL BioPharma.

"We are pleased to collaborate with PDL as we begin the next phase of our company's growth with the initiation of a front-line trial of brigatinib and plans for its commercialization, along with continued commercialization of Iclusig," said Dr. Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Furthermore, this agreement provides ARIAD with the flexibility needed for future financing and business development activity."

About Iclusig® (ponatinib)

Iclusig is approved in the U.S., EU, Australia, Israel, Canada and Switzerland.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

●

Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acutelymphoblastic leukemia (Ph+ ALL).

●	Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

These indications are based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ARIAD.com or follow ARIAD on Twitter (@ARIADPharm).

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $830 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding forecasted revenues in respect of product development, product potential or financial or operational performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of each of PDL and ARIAD and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by PDL and ARIAD with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither PDL nor ARIAD assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.